Exhibit 99.1
AMETEK Appoints Robert J. Amodei Senior Vice President, Controller and Scott M. DelOrefice, Vice President, Group Controller

Tom Montgomery to Retire Following 42 Years of Service

Berwyn, Pa., November 7, 2025 – AMETEK, Inc. (NYSE: AME) today announced the appointment of Robert J. Amodei as Senior Vice President, Controller effective January 1, 2026. Mr. Amodei currently serves as Vice President, Assistant Controller. He will replace Thomas M. Montgomery who has announced his retirement after 42 years of distinguished service with AMETEK. Mr. Montgomery will remain with the company as a Senior Advisor through 2026. AMETEK also announced the appointment of Scott M. DelOrefice as Vice President, Group Controller, Electromechanical Group effective January 1, 2026. Mr. DelOrefice currently serves as Divisional Vice President, Finance – Engineered Materials, Interconnects & Packaging division.

“I am pleased to announce Rob’s well-deserved promotion to Senior Vice President, Controller. Rob is an experienced financial leader with a deep understanding of AMETEK, our strategy and our financial organization. His demonstrated track record of success makes him the ideal successor for this position, and I am confident he will excel in this new role,” commented David A. Zapico, AMETEK Chairman and Chief Executive Officer. “I also want to extend my deepest gratitude to Tom Montgomery for his invaluable contributions and steadfast leadership over his remarkable 42-year career. We wish him all the best in his retirement.”

“I would also like to congratulate Scott on his new role as Group Controller. Scott has been an outstanding leader within our Finance organization and is ideally suited for this expanded role. These leadership transitions highlight the depth and quality of talent across our organization and our strong focus on leadership development,” added Mr. Zapico.

Mr. Amodei has been with AMETEK for 36 years, having joined the company as part of the Financial Management Program. Prior to his current role, Mr. Amodei held numerous roles of increasing responsibility including Vice President - Group Controller, Vice President - Operational Finance and Accounting, Vice President - Audit Services, Director of Operational Accounting and Division Vice President & Controller.

Mr. Amodei earned a Bachelor of Science degree in Finance from St. Joseph’s University. He is also a Certified Public Accountant, a Chartered Global Management Accountant, and a member of both the American and Pennsylvania Institutes of Certified Public Accountants.

Mr. DelOrefice has been with AMETEK for 8 years. Prior to joining AMETEK, he served as Chief Financial Officer at Asahi Refining North America. He previously held financial leadership roles with Johnson Matthey and began his career at Arthur Andersen. Mr. DelOrefice earned a Bachelor of

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Science degree in Accounting and a Master of Business Administration degree, both from Villanova University.

Corporate Profile:
AMETEK (NYSE: AME) is a leading global provider of industrial technology solutions serving a diverse set of attractive niche markets with annualized sales of approximately $7.5 billion. The AMETEK Growth Model integrates the Four Growth Strategies - Operational Excellence, Technology Innovation, Global and Market Expansion, and Strategic Acquisitions - with a disciplined focus on cash generation and capital deployment. AMETEK's objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. Founded in 1930, AMETEK has been listed on the NYSE for 95 years and is a component of the S&P 500. For more information, visit www.ametek.com.

Contact:
Kevin Coleman
Vice President, Investor Relations & Treasurer
kevin.coleman@ametek.com
Phone: 610.889.5247

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